EXHIBIT 99.1


April 30, 2004


FROM:                                        FOR:
The Carideo Group Inc.                       Donaldson Company, Inc.
1250 One Financial Plaza                     P.O. Box 1299
120 South Sixth Street                       Minneapolis, Minnesota  55440
Minneapolis, Minnesota  55402                (NYSE: DCI)


Tony Carideo                                 Rich Sheffer
(612) 317-2880                               (952) 887-3753
E-mail: tony@carideogroup.com                E-mail: rsheffer@mail.donaldson.com
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FOR IMMEDIATE RELEASE
---------------------

                  DONALDSON COMPANY SELLS STOW, OHIO OPERATION

         MINNEAPOLIS, April 30 -- Donaldson Company, Inc. (NYSE:DCI) announced today the sale of its Stow, Ohio manufacturing plant and operation to Falls Filtration Technology Inc., a private group led by the current plant management team. Terms of the sale were not disclosed.

         The Stow plant produces low-volume and specialty filters and had annual revenues of approximately $5 million in fiscal 2003. Donaldson acquired the Stow plant and operation as part of its acquisition of AirMaze Corporation in 1999. The remaining operations from the AirMaze acquisition are not affected by the Stow sale. The company does not expect the sale to have a material impact on its third quarter or full-year results.

ABOUT DONALDSON COMPANY, INC.
-----------------------------

         Donaldson Company, Inc., headquartered in Minneapolis, is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air purification, off-road equipment, industrial compressors, and trucks. Our 10,000 employees contribute to the company's success at over 30 manufacturing locations around the world. In fiscal year 2003, Donaldson reported sales of more than $1.2 billion and achieved its 14th


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Donaldson Company, Inc.
April 30, 2004
Page 2


consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

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